Magna.

October 27, 2014

VIA ELECTRONIC MAIL
3901 SW 47th Avenue, Suite 415
Davie, Florida 33314
Attn: Dror Svorai, President & CEO
dror@vaporgroup.com

Re: Securities Purchase Agreement and Related Convertible Promissory Notes

Gentlemen:

This Side Letter Agreement (the "Agreement") is being sent to you in connection with following agreements:

1. That certain Securities Purchase Agreement, dated April 29, 2014 (the "Purchase Agreement"), by and among Vapor Group, Inc., a Florida corporation (the "Company") and Magna Equities II, LLC (formerly Hanover Holdings I, LLC), a New York limited liability company ("Magna");

2. That certain Convertible Promissory Note, dated April 29, 2014, in the principal amount of $521,739.00 (the "$480,000 Note"), issued by the Company to Magna;

3. That certain Convertible Promissory Note, dated April 29, 2014, in the principal amount of $434,782.61 (the "$400,000 Note"), issued by the Company to Magna;

4. That certain Convertible Promissory Note, dated April 29, 2014, in the principal amount of $364,130.43 (the "$335,000 Note"), issued by the Company to Magna;

5. That certain Convertible Promissory Note, dated April 29, 2014, in the principal amount of $21,739.13 (the "$20,000 Note"; the $20,000 Note, the $480,000 Note, the $400,000 Note, and the $335,000 Note, collectively referred to herein as the "Notes"), issued by the Company to Magna; and

6. That certain Escrow Agreement, dated April 18, 2014 (the "Escrow Agreement"), by and among the Company, Magna, and Robinson Brog Leinwand Greene Genovese & Gluck P.C., a New York professional corporation.

The purpose of this Agreement is to memorialize various understandings and amendments by and among the Company and Magna in connection with the Purchase Agreement and the Notes. The Company and Magna agree as follows:

1. Section 1.1 of each of the Notes is hereby amended and restated in its entirety as follows:

1.1 Conversion Right. The Holder shall have the right beginning one hundred and eighty (180) days from the Issue Date stated above, or beginning October 28 , 2014 and ending on the later of (i) the Maturity Date and (ii) the date of payment of the then outstanding balance of the Note per the terms and conditions contained herein, or payment of the Default Amount (as defined in Article III) pursuant to Section 1.6(a) or Article III, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non- assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the "Conversion Price") determined as provided herein (a "Conversion"); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) (i) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock, or (ii) in the event that the Trading Price of the Company's common stock falls below $0.01, the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, the number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the "Notice of Conversion"), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the "Conversion Date"). The term "Conversion Amount" means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Borrower's option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, provided, however, that the Company shall have the right to pay any or all interest in cash plus (3) at the Borrower's option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holder's option, any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof.

2. Section 1.2 of each of the Notes is hereby amended and restated in its entirety as follows:

1.2 Conversion Price. Calculation of Conversion Price. The conversion price in effect on any Conversion Date shall be equal to a 30% discount from the lowest trading price in the five (5) Trading Days prior to conversion, subject to adjustment herein (the "<u>Conversion Price</u>").

3. Section 3.19 of each of the Notes is hereby amended and restated in its entirety as follows:

3.19 Upon the occurrence and during the continuation of any Event of Default specified in Article 3, at the option of the Holder, the note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 150% times the sum of (w) the then outstanding principal amount of this note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the "Mandatory Prepayment Date") plus (y) Default interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amount owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the "Default Sum"). Notwithstanding the foregoing, UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 3.2, THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO THE HOLDER, IN FULL SATISFACTION OF ITS OBLIGATIONS HEREUNDER, AN AMOUNT EQUAL TO: (Y) THE DEFAULT SUM (AS DEFINED HEREIN); MULTIPLIED BY (Z) TWO (2). All other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to all other rights and remedies available at law or in equity.

4. Section 3.20 of each of the Notes is hereby amended and restated in its entirety as follows:

3.20 (Withheld)

5. The $75,000 prepayment (the "Prepayment") made by the Company to Magna on October 24, 2014 shall be applied to the $480,000 Note as follows: $57,692.35 towards the principal amount due under the $480,000 Note; and the remaining $17,307.65 of the Prepayment will be treated as a prepayment penalty pursuant to Section 1.9 of the Purchase Agreement. Accordingly, the outstanding principle amount due under the $480,000 Note shall be reduced to $464,046.65.

6. A new Convertible Promissory Note, in the principal amount of $38,870.69 for a purchase price of $35,760.95 (the "New Note"), shall be issued by the Company to Magna in accordance with the terms and conditions of the Purchase Agreement. The New Note shall provide for substantially the same terms and conditions as the Notes.

7. Except as otherwise expressly provided herein, the Purchase Agreement, the Notes, and the Escrow Agreement, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, including, without limitation, all representations and warranties made by each of the Company and Magna. Notwithstanding the foregoing to the

contrary, to the extent that there is any inconsistency between the provisions of the Purchase Agreement, the Notes and this Agreement, the provisions of this Agreement shall control and be binding.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, electronic delivery, or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic copy, or ".pdf" signature page were an original thereof.

Very truly yours,

MAGNA EQUITIES II, LLC

By: ______________________

Name: Joshua Sason
Title: Managing Member

AGREED AND CONSENTED TO BY:

VAPOR GROUP, INC.

By: ______________________

Name: Dror Svorai

Title: President & CEO